Exhibit 99.1

Exhibit 99.1 – Press Release dated November 6, 2003, reporting the results of operations of VantageMed Corporation for the third quarter of 2003

VantageMed Announces Third Quarter 2003 Results

RANCHO CORDOVA, Calif.—November 6, 2003—VantageMed Corporation (OTCBB: VMDC.OB) today announced financial results for the quarter and nine months ended September 30, 2003.  Total revenue for the quarter ended September 30, 2003 was up 7.7% from the quarter ended June 30, 2003 to $5.6 million and up 5.4% from the quarter ended September 30, 2002.  VantageMed reported net income of $9,000, or $0.00 per basic and diluted share, for the quarter ended September 30, 2003 compared to a net loss of ($726,000), or ($0.09) per basic and diluted share, in the quarter ended June 30, 2003 and compared to a loss of ($630,000), or ($0.07) per basic and diluted share, for the quarter ended September 30, 2002.

Revenues for the nine months ended September 30, 2003 were $16.2 million, up slightly from $16.0 million for the nine months ended September 30, 2002.  Net loss for the nine month period ended September 30, 2003 was ($1.7) million, or

($0.20) per basic and diluted share, compared to ($6.9) million, or ($0.81) per basic and diluted share, for the nine months ended September 30, 2002.

Net income before interest, taxes, depreciation and amortization (EBITDA) totaled a positive $165,000 for the quarter ended September 30, 2003 compared to an EBITDA loss of ($516,000) for the quarter ended June 30, 2003 and compared to an EBITDA loss of ($363,000) for the year ago quarter ended September 30, 2002.  Our EBITDA loss totaled ($1.1) million for the nine months ended September 30, 2003 compared to ($6.0) million for the nine months ended September 30, 2002.  Our third quarter 2003 EBITDA and net income include a $524,000 gain associated with the sale of our DentalMate business that was partially offset by a $178,000 restructuring charge related to idle facilities we have available for sublease.  We present EBITDA because we believe it provides an alternative measure by which to evaluate our performance.  EBITDA is not a measurement defined by GAAP and should not be considered an alternative to, or more meaningful than, information presented in accordance with GAAP.

We used $539,000 of cash for operations in the quarter ended September 30, 2003 compared to $395,000 used for operations in the quarter ended June 30, 2003 and compared to $1.0 million used for operations in the quarter ended September 30, 2002.  The increase in cash usage for the consecutive quarters was primarily due to an increase in accounts receivable as a result of a significant number of installations in September 2003.  We used $1.0 million of cash for operations in the nine months ended September 30, 2003 compared to $5.5 million used for operations in the nine months ended September 30, 2002.  The decrease in cash used from the 2003 periods to the 2002 periods was primarily due to operating expense reductions as a result of the restructuring plan we implemented in 2002.

Richard M. Brooks, Chairman and Chief Executive Officer, said, “We were quite pleased to announce the sale of the DentalMate business as well as the final resolution of the SEC inquiry this quarter.  More importantly, we are excited about the increased bookings levels for our three Windows®-based products, RidgeMark ®, Northern Health Anesthesia® and Therapist Helper®.  In addition, we expect there to be increased EDI revenues from these products that will yield significant long-term strategic value.”

We will be hosting a conference call related to our third quarter 2003 earnings today, November 6, 2003 at 5:00 P.M. Eastern Time and will be broadcasting the call live over the Internet at http://www.firstcallevents.com/service/ajwz391279563gf12.html.

A direct link will also be available on our website at www.vantagemed.com and a playback of the call will be available on our website for 90 days.

VantageMed is a provider of healthcare information systems and services distributed to over 12,000 customer sites through a national network of regional offices. Our suite of software products and services automates administrative, financial, clinical and management functions for physicians and other healthcare providers and provider organizations.

This press release may be deemed to contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements are made as of today’s date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as “should”, “expect,” “will,” “intends,” and similar words and phrases which denote future events and which may depend on the future performance of the Company. Our assumptions underlying these statements are also “forward-looking” statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements. These risks and uncertainties include risks related to our failure to improve our operating cash flow, the inability of our restructuring efforts to improve profitability and our inability to increase our revenues or to grow the sales of our products.  Our forward-looking statements are also subject to important risks and uncertainties detailed in our latest reports filed with the SEC and available on its website at www.sec.gov.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
VantageMed Corporation	VantageMed Corporation
Liesel Loesch	Jennifer Morgano

(916) 638-4744, ext. 213	(510) 536-6012
investor@vantagemed.com	jmorgano@vantagemed.com

VantageMed Corporation
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

Three Months Ended

Nine Months Ended

	Sept. 30 2003	Jun. 30 2003	Sept. 30 2002	Sept. 30 2003	Sept. 30 2002
Revenues:
Software and systems	$1,524	$1,139	$1,173	$3,883	$3,670
Customer support	2,859	2,890	2,981	8,662	8,900
Electronic services	1,245	1,199	1,185	3,649	3,437
Total revenues	5,628	5,228	5,339	16,194	16,007

Cost of revenues:
Software and systems	634	533	430	1,687	1,259
Customer support	1,648	1,724	1,759	5,202	5,659
Electronic services	741	790	847	2,351	2,342
Total cost of revenues	3,023	3,047	3,036	9,240	9,260

Total gross margin	2,605	2,181	2,303	6,954	6,747

Operating expenses:
Selling, general and administrative	2,084	2,087	2,199	6,414	8,901
Product development	693	607	467	1,837	2,487
Depreciation and amortization	155	220	251	617	895
Stock-based compensation	9	3	—	14	—
Restructuring charges	178	—	—	286	1,379
Total operating costs and expenses	3,119	2,917	2,917	9,168	13,662
Loss from operations	(514)	(736)	(614)	(2,214)	(6,915)
Interest and other income (expense):
Gain on sale of DentalMate	524	—	—	524	—
Interest income	21	30	28	76	162
Interest and other expense	(22)	(20)	(44)	(68)	(147)
Total interest and other income (expense), net	523	10	(16)	532	15
Net income (loss)	$9	$(726)	$(630)	$(1,682)	$(6,900)
Basic and diluted net income (loss) per share	$0.00	$(0.09)	$(0.07)	$(0.20)	$(0.81)
Weighted-average shares-basic	8,377	8,468	8,477	8,443	8,500
Weighted-average shares-diluted	8,407	8,468	8,477	8,443	8,500

Reconciliation - GAAP net income (loss) to EBITDA:
GAAP net income (loss)	$9	$(726)	$(630)	$(1,682)	$(6,900)
Depreciation and amortization	155	220	251	617	895
Interest (income) expense, net	1	(10)	16	(8)	(15)
EBITDA	$165	$(516)	$(363)	$(1,073)	$(6,020)

VantageMed Corporation
Consolidated Statements Of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(1,682)	$(6,900)
Adjustments to reconcile net loss to net cash used for operating activities -
Gain from sale of DentalMate business	(524)	—
Depreciation and amortization	617	895
Loss on disposal of property, plant and equipment	—	111
Bad debt expense	—	34
Stock-based compensation	14	—
Changes in assets and liabilities -
Accounts receivable	280	636
Inventories	(99)	—
Prepaid expenses and other	13	52
Accounts payable and accrued liabilities	187	(179)
Customer deposits and deferred revenue	167	(121)
Net cash used for operating activities	(1,027)	(5,472)
Cash flows from investing activities:
Purchases of property and equipment	(214)	(103)
Cash proceeds from sale of DentalMate	500	—
Proceeds from maturity of investments	1,258	4,598
Repayment of notes receivable	42	69
Net cash provided by investing activities	1,586	4,564
Cash flows from financing activities:
Issuance of warrants	100	—
Principal payments on long-term debt	(454)	(367)
Net cash used for financing activities	(354)	(367)
Net increase (decrease) in cash and cash equivalents	205	(1,275)
Cash and cash equivalents, beginning of period	1,440	2,792
Cash and cash equivalents, end of period	$1,645	$1,517

VantageMed Corporation

Consolidated Balance Sheets

(In Thousands, Except Share And Per Share Amounts)

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$1,645	$1,440
Short-term investments	—	1,242
Accounts receivable, net of allowance of $79 and $109, respectively	1,620	1,912
Current portion of notes receivable	44	81
Inventories, net	304	210
Prepaid expenses and other	459	354
Total current assets	4,072	5,239
Long-term investments	784	804
Notes receivable, net of current portion	—	5
Property and equipment, net	515	655
Other assets	20	—
Intangibles, net	2,994	3,261
Total assets	$8,385	$9,964
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$530	$499
Accounts payable	971	829
Accrued liabilities	2,323	2,248
Customer deposits and deferred revenue	2,848	2,756
Total current liabilities	6,672	6,332
Long-term debt, net of current portion	275	555
Total liabilities	6,947	6,887

Stockholders’ equity:
Common stock, $0.001 par value, 20,000,000 shares authorized; 8,344,610 and 8,473,999 shares issued and outstanding at September 30, 2003 and December 31, 2002	8	8
Additional paid-in capital	72,558	72,511
Accumulated other comprehensive income	24	28
Accumulated deficit	(71,152)	(69,470)
Total stockholders’ equity	1,438	3,077
Total liabilities and stockholders’ equity	$8,385	$9,964